Exhibit 10.15
FIRST AMENDMENT TO
MANAGEMENT AND OPERATIONAL SERVICES AGREEMENT
          This First Amendment to Management and Operational Services Agreement (the “First Amendment”) is made and entered into as of the 22 day of November, 2006, by and between Renewable Energy Group, Inc., a corporation organized and existing under the laws of the state of Delaware, with offices at Ralston, Iowa (“REG, Inc.”), and Western Iowa Energy, LLC, a limited liability company organized and existing under the laws of the state of Iowa, with offices at Wall Lake, Iowa (“Western Iowa Energy”).
          WHEREAS, West Central Cooperative and Western Iowa Energy entered into that certain Management and Operational Services Agreement dated as of May 9, 2005 (the “Agreement”), with respect to the management and operation of a biodiesel production facility being built for Western Iowa Energy in Wall Lake, Iowa (West Central Cooperative’s interests in the Agreement being assigned September 21, 2006, to REG, Inc.); and
          WHEREAS, the parties have agreed to amend the Agreement as provided in this First Amendment.
          NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:
1.	Amendment. Subsection 2.E., “Sales and Marketing” of the Agreement is amended as follows:
A.	The following paragraph shall be inserted after the third paragraph in subsection 2.E.:
In order to maximize production from and profit potential for the Biodiesel Facility, REG, Inc. or its affiliate (herein “Buyer”) will offer to purchase Product from Western Iowa Energy which Buyer would place in off-site distribution terminals (herein “Deferred Pricing Sales”). Title to the Product would pass to Buyer when loaded at the Biodieseel Facility (“F.O.B. Biodiesel Facility”). Under Deferred Pricing Sales, the price for sale of such Product by Western Iowa Energy to Buyer would not be at the normal Product Prices established above, but rather be a price equal to the amount received by Buyer for sale of the Product at the off-site distribution terminal, lesss all transportation costs for the Producct to the off-site distribution terminal, in and out charges, such Product’s prorated share of handling and storage costs, cost of insurance on the Product, taxes collected at time of sale at the off-site distribution terminal for remittance to governmental authorities (if any), and other related expense (the net received herein “Deferred Price”). Western Iowa Energy would be required to authorize Deferred Pricing of Sales of Product in advance.

Deferred Pricing Sales would be subject to available space in off-site distribution terminals under Buyer’s control. In the event any Product is place in an off-site distribution terminal which also contains biodiesel owned by other parties, sales of biodiesel, including the Product; and such Product shall be accounted for by Buyer on a first-in, first-out basis through such distribution terminal. The Deferred Price would be payable to Western Iowa Energy in the same method and within the same period of time as set out for other sales by REG, Inc. herein. In the event any account receivable for Deferred Pricing Sales proves uncollectible by Buyer, Western Iowa Energy and Buyer agree to share equally such losses (including any costs of collection).
B.	The second to last paragraph of subsection 2.E. is deleted and the following paragraph is substituted in its place:
Western Iowa Energy shall provide the names of persons authorized to establish Product Prices, approve special prices, approve the arrangement of any Deferred Pricing Sales, and agree to the handling of off-grade Product in Western Iowa Energy’s behalf, further agreeing to notify REG, Inc. of any changes in such designees.
2.	Other Terms Unchanged. Except as expressly modified by this First Amendment, all terms and provisions of the Agreement shall remain in full force and effect.

3.	Miscellaneous. Capitalized terms not defined in the text of this First Amendment shall have the same meaning ascribed to them in the Agreement. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be executed and delivered by facsimile signature, which shall be considered an original.
          IN WITNESS WHEREOF, REG, Inc. and Western Iowa Energy have executed this First Amendment as of the date first shown above.

RENEWABLE ENERGY GROUP, INC.			WESTERN IOWA ENERGY, LLC

By:	/s/ Nile D. Ramsbottom		By:	/s/ William J. Horan

	Name: Its:	Nile D. Ramsbottom President		Name: Its:	William J. Horan Chairman